Exhibit 10.1

SURRENDER AND TERMINATION AGREEMENT

THIS SURRENDER AND TERMINATION AGREEMENT (this “Agreement”) is made as of December 18, 2009 by and between WE GEORGE STREET, L.L.C., a Delaware limited liability company with an address of c/o Winstanley Enterprises LLC, 150 Baker Avenue Extension, Suite 303, Concord, Massachusetts 01742 (“Landlord”) and ACHILLION PHARMACEUTICALS, INC., a Delaware corporation with an address of 300 George Street, New Haven, Connecticut 06511 (“Tenant”).

BACKGROUND:

A. Landlord leases to Tenant, and Tenant leases from Landlord, approximately 5,263 rentable square feet of space known as Suite 803 (the “Premises”) in the building located at 300 George Street, New Haven, Connecticut (the “Property”), pursuant to that certain Lease dated as of March 30, 2001 (the “Lease”) between Landlord and Yale University (“Yale”), as assigned to Tenant by Assignment and Assumption of Leases dated as of March 30, 2001 (as amended, the “Assignment”), which Assignment was amended by First Amendment to Assignment and Assumption of Lease dated as of December 1, 2005.

B. Tenant desires to surrender the Lease and the Premises to Landlord, and Landlord is willing to accept said surrender, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Terms used but not defined herein shall have the meaning ascribed to each in the Lease.

2. Subject to the provisions of this Agreement and notwithstanding anything to the contrary in the Lease, Tenant shall relinquish its right to possession of the Premises and all of its rights, interests, obligations and benefits relating to Tenant’s right to occupy the Premises on or before March 15, 2010 (the “Surrender Date”). The Surrender Date shall be deemed to have occurred on the date Tenant shall deliver vacant possession of the Premises to Landlord, free of all tenancies and rights of others to occupancy, with all of Tenant’s personal property removed and any laboratory areas decontaminated in accordance with the Laboratory Decommissioning Standard ANSI/AIHA Z9.11 latest edition, and in the condition otherwise required by the Lease, all as determined by Landlord in its reasonable discretion. Surrender of the Premises shall include surrender of the generator associated with the Premises and all improvements performed by or for the benefit of Tenant. As of the Surrender Date, the Lease shall be deemed expired and Tenant shall be relieved of all its obligations under the Lease, except for those provisions of the Lease that specifically survive such expiration.

3. Tenant’s obligation to pay rent to Landlord under the Lease shall expire as of the Surrender Date; provided that notwithstanding the foregoing, Tenant’s obligation to pay to Landlord rent pursuant to the Lease shall be reinstated in the event Tenant does not surrender possession of the Premises as provided in Section 2 above.

4. In connection with the surrender of the Premises, Landlord shall provide Tenant with a moving allowance of $50,000.00 (the “Allowance”). Such Allowance shall be used solely for out-of-pocket costs incurred by Tenant for moving its personal property out of the Premises and for performing any fit-up and/or reconfiguration work at Tenant’s other premises at the Property necessary to consolidate Tenant’s operations into said premises.

5. Tenant represents, warrants and covenants to Landlord that, as of the date hereof, and on the Surrender Date, (a) the Lease has not been assigned, transferred or encumbered, whether as security or otherwise, (b) Tenant is the sole holder of tenant’s entire interest under the Lease, (c) there are no subleases or other occupancy agreements affecting any portion of the Premises, and (d) no consents or approvals, other than from Connecticut Innovations, Incorporated, are required for Tenant to enter into this Agreement.

6. Tenant and Landlord represent and warrant to the other that each has not dealt with any broker, finder or like agent in connection with this Agreement, and each does hereby agree to indemnify and hold the other and its members, partners, officers, directors, shareholders, representatives, agents and employees, harmless of and from any claim of, or liability to, any broker, finder or like agent claiming a commission or fee in connection with the negotiation, execution or delivery of this Agreement, together with all expenses related thereto, including, without limitation, reasonable attorneys’ fees and disbursements.

7. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representative, successors and assigns.

8. This Agreement contains the entire agreement between Landlord and Tenant and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended or supplemented only by an instrument in writing executed by both parties.

9. This Agreement shall not be binding upon or enforceable against either party unless and until both parties shall have executed and unconditionally delivered this Agreement to the other party.

10. Time is of the essence with respect to the Tenant’s obligation to surrender the Premises and make the payment required by this Agreement.

11. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Surrender and Termination Agreement as of the day and year first above written.

WE GEORGE STREET, L.L.C.

By:	WE George Street Holdings LLC
Its Manager

	By:	WE George Street Manager Corp.
Its Sole Member

		By:	/s/ Carter Winstanley
Carter J. Winstanley
Its President

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Mary Kay Fenton
Name:	Mary Kay Fenton
Title:	CFO

Consented to by Tenant’s Lender:

CONNECTICUT INNOVATIONS, INCORPORATED

By:	/s/ Peter Longo
Name:	Peter Longo
Title:	President and Executive Director

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